EXHIBIT 5.1

May 11, 2006

Document Security Systems, Inc.
28 Main Street East, Suite 1525
Rochester, New York 14614

Re: Document Security Systems, Inc. -- Registration Statement on Form S-8

Ladies and Gentlemen:

I am counsel to Document Security Systems, Inc. (the “Company”), and as such I have been asked to render the following opinion in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,000,000 shares of the Company’s Common stock, par value $.02 (the “Common Stock”), consisting of: (i) 913,000 shares which are reserved for issuance pursuant to awards which may be granted under the Company’s 2004 Employee Stock Option Plan, as Amended and Restated (the “Plan”); and (ii) 87,000 shares which may be issued upon exercise of options previously granted under the Plan.

As your counsel in connection with the Registration Statement, I have examined the Plan and the proceedings taken by you in connection with the adoption of the Plan and the authorization of the issuance of the shares of Common Stock under the Plan and such other documents as I have deemed necessary to render this opinion.

Based upon the foregoing, it is my opinion that the shares of Common Stock to be offered pursuant to the Registration Statement, when issued and outstanding pursuant to the terms of the Plan will be validly issued, fully paid and nonassessable shares.

I hereby consent to the filing of this Opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Michael T. Hughes
Michael T. Hughes